October 18, 2000


Mr. William V. Roberti
14 Sweet Farm Retreat
Savannah, Georgia  31411

Dear Bill:

We are pleased with your decision to join Duck Head as our President and Chief Operating Officer.

Your date of employment will be Wednesday, October 18, 2000. Your annual base salary will be $336,000.00.

Your first year bonus will be pro-rated by the number of weeks remaining in F/Y 2001 which will be 39 or 75%. Your target bonus at 65% of base salary (pro-rated at 75%) would be $163,800. Note: (For this F/Y (2001) only, you will be guaranteed no less than one-half the $163,800 or $81,900.). Your total bonus potential can yield up to 150% which would be $245,700. Bonus eligibility and amounts are governed by our written Salaried Employee Bonus Program.

We will reimburse you for all direct business expenses. In addition, we will provide you with living accommodations and commutation expenses. The total of these expenses is capped at $50,000 per year. The $50,000 will be grossed up for tax purposes.

As a participant in the Duck Head Apparel Company Stock Option Plan, you will be granted the right to acquire up to 100,000 shares of its common stock. These options vest over four years with 25% vesting on July 31, 2001 and an additional 25% vesting on each July 31 through calendar year 2004. These options expire on July 31, 2005.

You will also be included in the Duck Head Apparel Company Incentive Stock Plan with an award of 30,000 shares.

You will be eligible to participate in our Group Insurance Plan after 90 days. This includes medical, dental, life and disability insurance. 401(k) eligibility is after one month.

Your participation in the Stock Option Plan, Incentive Stock Plan, Insurance Plan and the 401(k) Plan is governed by the terms of the Plan Document for each of these Plans.

Bill, "Welcome to Duck Head". We all look forward to working with you and are ready to get started.

Best Regards.

                                     Sincerely,


                                     /s/ Charles H. Mason
                                     Charles H. Mason
                                     Director of Human Resources

Cc:      Robert D. Rockey